Exhibit 99.1

PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS THIRD-QUARTER RESULTS

•	Earnings per diluted share: net income $1.93, operating income* $2.14

•	Reported net premiums up six percent; up nine percent in original currencies

•	Annualized third-quarter operating return on equity* 13 percent

•	471 thousand shares repurchased in third quarter; 4.2 million shares year-to-date

ST. LOUIS, October 28, 2013 – Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported third-quarter net income of $138.0 million, or $1.93 per diluted share, compared with $144.5 million, or $1.95 per diluted share in the prior-year quarter. Operating income* of $152.9 million, or $2.14 per diluted share, increased from last year’s $99.9 million, or $1.35 per diluted share, with all operating segments posting significant gains over year-ago levels.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2013	2012	2013	2012
Net premiums	$2,026,180	$1,912,746	$6,041,029	$5,726,889
Net income	137,955	144,475	273,878	408,904
Net income per diluted share	1.93	1.95	3.76	5.52
Operating income*	152,887	99,902	203,937	334,552
Operating income per diluted share*	2.14	1.35	2.80	4.52
Book value per share	83.58	91.18
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	67.98	62.05
Total assets	39,526,555	39,924,013

*	See ‘Use of Non-GAAP Financial Measures’ below

Consolidated net premiums increased six percent to $2,026.2 million from $1,912.7 million in the prior-year quarter, including an adverse effect of $51.7 million from foreign currency fluctuations. Investment income decreased seven percent to $369.4 million from $396.8 million in the year-earlier quarter, primarily attributable to a decrease in fair value of options contracts that are included in funds withheld at interest on the consolidated balance sheet and support the crediting rates for equity-indexed annuities. Excluding spread-based investment income and changes in value of associated derivatives, investment income rose 2.4 percent. The average portfolio yield decreased 23 basis points to 4.75 percent compared with the third quarter of 2012, reflecting the downward trend in interest rates over that period. The portfolio yield was down two basis points relative to the second quarter of this year, reflecting the stabilization in

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interest rates in the shorter term. A generally stronger U.S. dollar quarter-over-quarter comparison reduced the current quarter’s operating income by approximately $3.2 million after taxes, or $0.05 per diluted share.

During the third quarter, the company recognized income tax benefits associated with an adjustment to the prior-year tax accrual, changes in foreign jurisdiction tax rates, income in jurisdictions with lower tax rates than the U.S. statutory rate, and other items. As a result, this quarter’s effective tax rate of 32.3 percent is below the expected rate of approximately 33 percent to 34 percent.

A. Greig Woodring, president and chief executive officer, commented, “We are pleased to report strong results this quarter, as we achieved an annualized operating return on equity of 13 percent. Operating earnings per share of $2.14 were considerably better than last year’s $1.35, as the year-ago period included elevated claims in several markets and a claim liability increase in Australia. Overall mortality and morbidity results this quarter were in line with expectations and stable across all operating segments, with favorable mortality experienced in several markets. We also had another strong quarter in our asset intensive and financial reinsurance businesses. Our efforts to return excess capital to shareholders increased operating earnings per share as well.

“Consolidated premiums grew six percent in reported U.S. dollars and nine percent with currencies held constant. Our ending book value per share for the quarter was $83.58 including AOCI, and $67.98 excluding AOCI.

“In September we issued $400 million of senior notes and expect to use the proceeds for general corporate purposes. We continued to repurchase shares in the third quarter, bringing our year-to-date total to approximately 4.2 million shares at a cost of $261.3 million. We have approximately $138.7 million remaining under our current $400 million authorization. We will continue to evaluate opportunistic share repurchases along with block acquisition opportunities, both of which are core components of our capital management strategy. Our excess capital position is approximately $600 million, reflecting the recent debt issuance and capital management activity.”

SEGMENT RESULTS

U.S.

The U.S. Traditional sub-segment reported pre-tax net income of $84.8 million for the quarter, up from $70.6 million last year. Pre-tax operating income increased to $90.1 million from $72.5 million in the prior-year period, when claims experience was less favorable. Claims experience in the current quarter was in line with expectations. Traditional net premiums rose six percent to $1,112.5 million from $1,045.8 million a year ago, reflecting stable growth in individual mortality and stronger growth in group reinsurance and individual health products.

The U.S. Asset Intensive business reported pre-tax income of $9.8 million compared with $78.0 million a year ago, which included a significant increase in the fair values of various embedded derivatives. Pre-tax operating income, which excludes the impact of those derivatives, increased to $38.0 million from $27.1 million last year. Current-quarter operating results benefited from favorable interest rate spreads, which improved the performance in the equity-indexed and fixed annuity businesses.

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The U.S. Financial Reinsurance business reported another quarter of strong fee income and added pre-tax operating income of $11.5 million, up 39 percent from $8.3 million last year.

Canada

Canadian operations reported pre-tax net income of $41.9 million, up slightly from $37.5 million in the third quarter of 2012. Pre-tax operating income rose to $36.0 million this quarter from $28.1 million in the prior-year period. The increase was driven by favorable claims experience compared to the third quarter of 2012. Additionally, a relatively weaker Canadian dollar adversely affected pre-tax operating income by approximately $1.8 million compared to the prior-year period. Reported net premiums were up four percent to $236.1 million from $227.9 million last year, including an adverse foreign currency effect of $10.3 million. On a Canadian dollar basis, net premiums were up eight percent.

Asia Pacific

The Asia Pacific segment reported a pre-tax net income of $17.1 million compared with a pre-tax loss of $16.5 million in the third quarter of 2012. Pre-tax operating income totaled $12.6 million versus a pre-tax operating loss of $20.7 million last year. Current-quarter performance reflects break-even results in Australia and a generally strong performance in all other markets. We continue to manage the difficult business environment in Australia with no new significant developments during the quarter. The prior-period results reflected adverse claims experience and a $27.9 million increase in claims liabilities, both in Australia. Asia Pacific net premiums increased four percent to $343.1 million from $330.4 million in the prior year. Foreign currency fluctuations adversely affected premiums by approximately $33.0 million this period. Original currency premiums rose 14 percent over the third quarter of 2012. Foreign currency fluctuations adversely affected pre-tax operating income by approximately $2.2 million.

Europe & South Africa

Europe & South Africa operations reported pre-tax net income of $41.6 million versus $32.2 million in the year-ago quarter. Pre-tax operating income rose to $40.2 million this quarter from a strong $25.1 million last year, primarily due to higher fee income in Continental Europe and favorable mortality and morbidity claims experience in the U.K. The operations in South Africa also performed well this quarter. Foreign currency fluctuations adversely affected pre-tax operating income by approximately $0.4 million. Net premiums totaled $329.7 million, a nine percent increase from $303.1 million the year before, including an adverse currency effect of $8.3 million. On a local currency basis, net premiums increased 12 percent.

Corporate and Other

The Corporate and Other segment reported a pre-tax net loss of $4.7 million in the third quarter, compared with a pre-tax net loss of $8.4 million in the year-ago period. Pre-tax operating losses were $2.7 million in the current period and $5.9 million last year. Current-period overhead expenses were slightly below last year’s third quarter, and the income from internal capital charges allocated to the operating segments was slightly higher.

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Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.30, payable November 29 to shareholders of record as of November 8.

Earnings Conference Call

A conference call to discuss third-quarter results will begin at 9 a.m. Eastern Time on Tuesday, October 29. Interested parties may access the call by dialing 877-795-3647 (domestic) or 719-325-4749 (international). The access code is 6674136. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through November 6 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 6674136.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

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About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, Turkey, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.9 trillion of life reinsurance in force, and assets of $39.5 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) action by regulators who have authority over our reinsurance operations in the jurisdictions in which we operate,

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(23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2012.

Investor Contact

Jeff Hopson

Senior Vice President – Investor Relations

(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Operating Income

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2013	2012	2013	2012
GAAP net income	$137,955	$144,475	$273,878	$408,904
Reconciliation to operating income (loss):
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	19,174	(11,972)	74,334	(18,617)
Capital (gains) losses on funds withheld:
Included in investment income	2,252	(4,160)	(6,694)	(6,944)
Included in policy acquisition costs and other insurance expenses	—	79	—	314
Embedded derivatives:
Included in investment related (gains) losses, net	30,960	(37,320)	(115,353)	(74,737)
Included in interest credited	(19,690)	(108)	(53,147)	24,302
DAC offset, net	(17,764)	8,908	61,148	1,330
Gain on repurchase of collateral finance facility securities	—	—	(30,229)	—

Operating income	$152,887	$99,902	$203,937	$334,552

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2013	2012	2013	2012
Income before income taxes	$201,695	$201,479	$405,764	$598,134
Reconciliation to pre-tax operating income (loss):
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	30,513	(16,940)	116,412	(25,026)
Capital (gains) losses on funds withheld:
Included in investment income	3,465	(6,400)	(10,299)	(10,683)
Included in policy acquisition costs and other insurance expenses	—	122	—	483
Embedded derivatives:
Included in investment related (gains) losses, net	47,631	(57,415)	(177,466)	(114,980)
Included in interest credited	(30,292)	(167)	(81,764)	37,387
DAC offset, net	(27,330)	13,705	94,074	2,047
Gain on repurchase of collateral finance facility securities	—	—	(46,506)	—

Pre-tax operating income	$225,682	$134,384	$300,215	$487,362

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Three Months Ended September 30, 2013
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net	Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. Operations:
Traditional	$84,816	$6,505	$(1,243)		$90,078
Asset Intensive	9,849	31,916 (1)	(3,719	) (2)	38,046
Financial Reinsurance	11,202	321	—		11,523

Total U.S.	105,867	38,742	(4,962)		139,647
Canada Operations	41,869	(5,896)	—		35,973
Europe & South Africa	41,553	(1,350)	—		40,203
Asia Pacific Operations	17,112	(4,507)	—		12,605
Corporate and Other	(4,706)	1,960	—		(2,746)

Consolidated	$201,695	$28,949	$(4,962)		$225,682

(1)	Asset Intensive is net of $(5,029) DAC offset.
(2)	Asset Intensive is net of $(22,301) DAC offset.

	Three Months Ended September 30, 2012
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. Operations:
Traditional	$70,556	$2,506		$(579)		$72,483
Asset Intensive	77,986	(32,792	) (1)	(18,075	) (2)	27,119
Financial Reinsurance	8,136	146		—		8,282

Total U.S.	156,678	(30,140)		(18,654)		107,884
Canada Operations	37,520	(9,378)		—		28,142
Europe & South Africa	32,166	(7,111)		—		25,055
Asia Pacific Operations	(16,483)	(4,265)		—		(20,748)
Corporate and Other	(8,402)	2,453		—		(5,949)

Consolidated	$201,479	$(48,441)		$(18,654)		$134,384

(1)	Asset Intensive is net of $(25,223) DAC offset.
(2)	Asset Intensive is net of $38,928 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Nine Months Ended September 30, 2013
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net	Change in value of embedded derivatives, net		Gain on debt repurchase	Pre-tax operating income (loss)
U.S. Operations:
Traditional	$251,108	$(3,045)	$(2,690)		$—	$245,373
Asset Intensive	168,581	95,303 (1)	(140,012	) (2)	—	123,872
Financial Reinsurance	31,030	387	—		—	31,417

Total U.S.	450,719	92,645	(142,702)		—	400,662
Canada Operations	113,836	(13,297)	—		—	100,539
Europe & South Africa	74,756	(3,630)	—		—	71,126
Asia Pacific Operations	(258,818)	5,066	—		—	(253,752)
Corporate and Other	25,271	2,875	—		(46,506)	(18,360)

Consolidated	$405,764	$83,659	$(142,702)		$(46,506)	$300,215

(1)	Asset Intensive is net of $(22,454) DAC offset.
(2)	Asset Intensive is net of $116,528 DAC offset.

	Nine Months Ended September 30, 2012
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. Operations:
Traditional	$216,734	$14,900		$(678)		$230,956
Asset Intensive	149,178	(65,622	) (1)	(15,313	) (2)	68,243
Financial Reinsurance	24,097	253		—		24,350

Total U.S.	390,009	(50,469)		(15,991)		323,549
Canada Operations	127,613	(22,305)		—		105,308
Europe & South Africa	58,363	(10,249)		—		48,114
Asia Pacific Operations	39,443	(10,555)		—		28,888
Corporate and Other	(17,294)	(1,203)		—		(18,497)

Consolidated	$598,134	$(94,781)		$(15,991)		$487,362

(1)	Asset Intensive is net of $(59,555) DAC offset.
(2)	Asset Intensive is net of $61,602 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Per Share and Shares Data

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2013	2012	2013	2012
Diluted earnings per share from operating income	$2.14	$1.35	$2.80	$4.52
Earnings per share from net income:
Basic earnings per share	$1.95	$1.96	$3.79	$5.55
Diluted earnings per share	$1.93	$1.95	$3.76	$5.52
Weighted average number of common and common equivalent shares outstanding	71,391	74,138	72,840	74,078

	At or For the Nine Months Ended September 30,
(Unaudited)	2013	2012
Treasury shares	8,595	5,286
Common shares outstanding	70,543	73,852
Book value per share outstanding	$83.58	$91.18
Book value per share outstanding, before impact of AOCI	$67.98	$62.05

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2013	2012	2013	2012
Revenues:
Net premiums	$2,026,180	$1,912,746	$6,041,029	$5,726,889
Investment income, net of related expenses	369,366	396,781	1,238,731	1,066,055
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(391)	(1,996)	(10,396)	(11,562)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	59	(559)	(247)	(7,618)
Other investment related gains (losses), net	(76,133)	78,608	76,792	162,554

Total investment related gains (losses), net	(76,465)	76,053	66,149	143,374
Other revenue	70,734	63,501	235,650	181,491

Total revenues	2,389,815	2,449,081	7,581,559	7,117,809

Benefits and expenses:
Claims and other policy benefits	1,714,899	1,662,625	5,434,383	4,868,220
Interest credited	59,939	130,341	303,767	285,080
Policy acquisition costs and other insurance expenses	268,081	318,106	995,943	961,679
Other operating expenses	111,672	103,786	344,581	319,425
Interest expense	30,831	29,749	89,235	76,431
Collateral finance facility expense	2,698	2,995	7,886	8,840

Total benefits and expenses	2,188,120	2,247,602	7,175,795	6,519,675

Income before income taxes	201,695	201,479	405,764	598,134
Income tax expense	63,740	57,004	131,886	189,230

Net income	$137,955	$144,475	$273,878	$408,904

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